UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                PAXAR CORPORATION
                                (Name of Issuer)

                          Common Stock, $.10 par value
                         (Title of Class of Securities)

                                   704227 10 7
                                 (CUSIP Number)

                                November 27, 2001
             (Date of Event which Requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  704227 10 7

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Thomas W. Smith
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                       (b) [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER

   SHARES                     0
                    ------------------------------------------------------------
 BENEFICIALLY       6    SHARED VOTING POWER

OWNED BY EACH                 0
                    ------------------------------------------------------------
  REPORTING         7    SOLE DISPOSITIVE POWER

   PERSON                     0
                    ------------------------------------------------------------
    WITH            8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

CUSIP No.  704227 10 7

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Thomas N. Tryforos
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                       (b) [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER

   SHARES                     0
                    ------------------------------------------------------------
 BENEFICIALLY       6    SHARED VOTING POWER

OWNED BY EACH                 0
                    ------------------------------------------------------------
  REPORTING         7    SOLE DISPOSITIVE POWER

   PERSON                     0
                    ------------------------------------------------------------
    WITH            8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

ITEM 1.   (a)  Name of Issuer:

               Paxar Corporation

          (b)  Address of Issuer's Principal Executive Offices:

               105 Corporate Park Drive
               White Plains, NY  10604

ITEM 2.

          (a)  Name of Person Filing:

               (i)  Thomas W. Smith

               (ii) Thomas N. Tryforos

                    The filing of this Statement shall not be deemed to be an admission that the filing persons comprise a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          (b)  Address of Principal Business Office:

               The following is the address of the principal business office of each of the filing persons:

               323 Railroad Avenue
               Greenwich, CT  06830

          (c)  Citizenship:

               Each of Messrs. Thomas W. Smith and Thomas N. Tryforos is a United States citizen.

          (d)  Title of Class of Securities:

               Common Stock, par value $.10 per share.

          (e)  CUSIP Number:

               704227 10 7

ITEM 3.   If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
          (c), check whether the person filing is a:

          Not applicable.

          If this Statement is filed pursuant to Rule 13d-1(c), check this box
          [x]

ITEM 4.   Ownership

          (a)  Thomas W. Smith - 0 shares; Thomas N. Tryforos - 0 shares

          (b)  Thomas W. Smith - 0%; Thomas N. Tryforos - 0%

ITEM 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable.

ITEM 8.   Identification and Classification of Members of the Group

          Not applicable.

ITEM 9.   Notice of Dissolution of Group

          Not applicable.

ITEM 10.  Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 28, 2001


                                                 /s/ Thomas W. Smith
                                          --------------------------------
                                                   Thomas W. Smith


                                               /s/ Thomas N. Tryforos
                                          --------------------------------
                                                 Thomas N. Tryforos

                             JOINT FILING AGREEMENT

     The undersigned agree that the foregoing Statement on Schedule 13G, dated November 28, 2001, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k)


Dated: November 28, 2001

                                                 /s/ Thomas W. Smith
                                          --------------------------------
                                                   Thomas W. Smith


                                               /s/ Thomas N. Tryforos
                                          --------------------------------
                                                 Thomas N. Tryforos


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